Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GENG
May 1, 2006	TRADED: OTCBB
(May 1, 2006)
GLOBAL ENERGY GROUP, INC. ANNOUNCES
COMPLETION OF THE CHEROKEE NATION
TRIBAL COMPLEX PROJECT
TAHLEQUAH, OKLAHOMA – May 1, 2006 – (OTC Bulletin Board: GENG) Global Energy Group, Inc. (the “Company”) announced today that it had completed the installation of over 100 EER+ units and retrofitted over 1,600 indoor lighting fixtures at the Cherokee Nation Tribal Complex in Tahlequah, Oklahoma. The project is estimated to save in excess of $1,000,000 in energy expenses at the Complex over the life of the units, based on current energy costs, through the increased efficiency and effectiveness of the air conditioning and lighting units. The Company will record $650,000 of revenue as a result of the completion of this project.
Jim Majewski, Chief Executive Officer and President of Cherokee Nation Industries, Inc. (the manufacturer of the EER+ units) said, “We are delighted to have finished this important project, which will not only generate substantial savings to the Cherokee Nation in reduced energy costs but will also enhance the working conditions (both temperature and lighting) at the Tribal Complex for our many fellow employees”.
Craig Kitchen, Chief Executive Officer and President of the Company said, “Global Energy is proud to announce completion of this extremely important project. The Cherokee Nation Tribal Complex is the perfect setting to demonstrate the very substantial savings of energy costs that will be enjoyed by the Nation as well as the excellent manufacturing capability of Cherokee Nation Industries, Inc. – our contract manufacturer of the EER+ units placed on the Tribal Complex and a wholly owned subsidiary of the Cherokee Nation. The completion of this project signals Global’s capability to successfully accomplish large, complex projects in a timely manner and that our contract manufacturer can produce excellent quality units in accordance with a demanding manufacturing schedule”.
This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements include, but are not limited to, the information concerning statements that the Company will record $650,000 in revenues and the estimated energy and cost savings resulting from the use of the Company’s products. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, general economic conditions, proper use of the Company’s products, the Company’s dependence on third-party suppliers, and disputes arising under the contract, and other risks described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

CONTACTS:
Corporate:	John Bailey	972-943-6040
Media:	Mike Miller	918-384-7861